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Exhibit 99.1

PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES FIRST QUARTER RESULTS

HOUSTON, TEXAS
May 3, 2004

FOR IMMEDIATE RELEASE—SEACOR Holdings Inc. (NYSE:CKH) announced a net loss for the first quarter ended March 31, 2004 of $3.0 million, or $0.16 per diluted share, on operating revenues of $96.0 million. For the comparable quarter ended March 31, 2003, net earnings were $4.3 million, or $0.22 per diluted share, on operating revenues of $96.9 million.

For the immediately preceding quarter ended December 31, 2003, the Company reported a net loss of $1.7 million, or $0.09 per diluted share, on operating revenues of $101.0 million.

Financial results for the first quarter ended March 31, 2004 as compared to the immediately preceding quarter ended December 31, 2003 were impacted by a variety of factors highlighted below.

  •
  Decreased operating revenues. Operating revenues for the quarter were $96.0 million, a decrease of $5.0 million from the previous quarter. Offshore Marine Services revenue declined primarily due to a decrease in the size of its fleet and weaker demand for certain classes of its vessels. Inland River Services revenue declined primarily due to less activity, which is typical of the winter months when part of the inland river system is shut down. These declines were partially offset by higher Environmental Services revenue due to an increase in spill response activity.

  •
  Increased operating loss. Operating loss for the quarter was $8.1 million, an increase of $0.3 million over the prior quarter. Overall reductions in operating and administrative expenses were not sufficient to offset the decline in revenues from Inland River Services and Offshore Marine Services. Operating losses from the Company's aviation and supply chain management operations, included under "Other" in the Company's segmented financials, also increased during the quarter. Environmental Services operating income was generally unchanged between quarters.

  •
  Decreased income from equipment sales. Equipment sale income of $3.6 million for the quarter decreased $6.0 million from the prior quarter as a result of fewer vessel sales.

  •
  Increased income from derivative transactions. During the quarter the Company realized $0.1 million of gains compared to a loss of $1.5 million in the fourth quarter. Prior quarter results included a $1.5 million loss with respect to swap agreements on certain of the Company's 7.2% notes. These swap agreements were terminated in the fourth quarter.

  •
  Decreased foreign currency transaction gains. Foreign currency transaction gains of $0.5 million decreased $3.2 million. In both periods, foreign currency transaction gains resulted primarily from the strengthening of the pound sterling currency against the U.S. dollar with respect to an intercompany loan with a foreign subsidiary.

  •
  Increased marketable security sale gains. Marketable security sale gains of $2.7 million for the quarter increased $2.0 million from the prior quarter.

  •
  Decreased income tax rate. Results for the fourth quarter included a $1.9 million charge in connection with valuation allowances provided for foreign tax credits which may expire before utilization. During the first quarter, no additional valuation allowances were provided.

  •
  Increased equity earnings. During the quarter the Company realized equity income of $0.6 million as compared to a loss of $0.1 million in the prior quarter. The effect on income of improved offshore marine joint venture business activities in Mexico and Venezuela was partially offset by a $0.5 million first quarter write-down in the carrying value of one of the Company's investments.

First quarter results included the drydock and repair of 20 vessels for an aggregate cost of $2.9 million and the overhaul of 24 engines resulting in main engine repair costs of $3.0 million.

During the quarter, Offshore Marine Services sold 12 vessels with a carrying value of $2.8 million, including 9 from its "retired from service" utility fleet. During the quarter, 1 towing supply vessel and 1 geophysical vessel were added to its "retired from service" fleet. As of March 31, 2004, a total of 19 vessels were retired from service and 9 additional vessels were out of service due to weak customer demand.

During the quarter, 2 new offshore support vessels, 22 new dry cargo covered hopper barges and 1 new helicopter were delivered to the Company for aggregate consideration of $33.0 million.

The Company's remaining capital commitments at March 31, 2004 for 7 new and 1 used vessel, 308 new dry cargo hopper barges, 24 new chemical tank barges and 3 new helicopters totaled $128.0 million, with deliveries expected throughout 2004. The Company also holds options to purchase 150 new dry cargo hopper barges for delivery in 2005.

During the quarter, the Company acquired 99,057 shares of its common stock for treasury at an aggregate cost of $4.1 million pursuant to a stock and debt repurchase plan. As of March 31, 2004, $54.1 million of authority remains available for future purchases of SEACOR's stock and 5 7/8% and 7.2% notes.

At March 31, 2004, the Company's cash, marketable securities and construction reserve funds totaled $441.5 million, an increase of $3.4 million from the prior quarter. At March 31, 2004, the Company's long-term debt totaled $332.2 million, unchanged as compared to the prior quarter.

SEACOR and its subsidiaries are engaged in the operation of a diversified fleet of offshore support vessels that service oil and gas exploration and development activities in the U.S. Gulf of Mexico, the North Sea, West Africa, Asia, Latin America and other international regions. Other business activities primarily include environmental services, inland river operations, and offshore aviation services.

        This release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the oil and gas industry, adequacy of insurance coverage, currency exchange fluctuations, changes in foreign political, military and economic conditions, the ongoing need to replace aging vessels, dependence of offshore marine operations on several customers, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and our ability to comply with such regulation and other governmental regulation, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, vessel-related risks, effects of adverse weather conditions and seasonality on aviation services, helicopter related risks, effects of adverse weather and river conditions and seasonality on inland river operations, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, changes in the Company's environmental services segment OSRO classification, liability in connection with providing spill response services, restrictions imposed by the Shipping Act of 1916 and the Merchant Marine Act of 1920 on the amount of foreign ownership of the

Company's common stock, the effect of international economic and political factors in inland river operations and various other matters, many of which are beyond the Company's control and other factors. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned under "Forward-Looking Statements" in Item 7 of our Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which we incorporate by reference.

For additional information, contact Randall Blank, Executive Vice President and Chief Financial Officer, at (281) 899-4800 or (212) 307-6633 or visit SEACOR's website at www.seacorholdings.com.

SEACOR Holdings Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2004	2003
Operating Revenues	$95,974	$96,860

Costs and Expenses:
Operating expenses	75,030	67,100
Administrative and general	15,076	14,079
Deprecation and amortization	13,961	14,636

	104,067	95,815

Operating Income (Loss)	(8,093)	1,045

Other Income (Expense):
Interest income	1,379	2,556
Interest expense	(5,378)	(5,506)
Debt extinguishments	—	(1,125)
Income from equipment sales or retirements, net	3,638	5,147
Derivative income (loss), net	79	1,749
Foreign currency transaction gains, net	466	535
Marketable securities sale gains, net	2,749	2,191
Other, net	119	3

	3,052	5,550

Income (Loss) Before Taxes, Minority Interest and Equity in Earnings of 50% or Less Owned Companies	(5,041)	6,595
Income Taxes	(1,502)	2,399

Income (Loss) Before Minority Interest and Equity in Earnings of 50% or Less Owned Companies	(3,539)	4,196
Minority Interest in Net (Income) Loss of Subsidiaries	5	(98)
Equity in Earnings of 50% or Less Owned Companies	570	246

Net Income (Loss)	$(2,964)	$4,344

Earnings Per Common Share:
Basic	$(0.16)	$0.22
Diluted (1)	(0.16)	0.22
Weighted Average Common Shares Outstanding:
Basic	18,468	19,775
Diluted (1)	18,468	20,362

(1)
Outstanding stock options and restricted stock have been excluded from the computations of diluted earnings per common share and diluted weighted average common shares for the three months ended March 31, 2004 as the effect was anti-dilutive.

SEACOR Holdings Inc. and Subsidiaries
Supplemental Data
(in thousands, except per share data, unaudited)

	Three Months Ended
	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003
Statements of Operations:
Operating Revenues	$95,974	$100,956	$103,234	$105,159	$96,860
Cost and Expenses:
Operating expenses	75,030	78,504	72,264	69,422	67,100
Administrative and general	15,076	16,538	13,676	13,391	14,079
Depreciation and amortization	13,961	13,751	13,411	13,708	14,636

	104,067	108,793	99,351	96,521	95,815

Operating Income (Loss)	(8,093)	(7,837)	3,883	8,638	1,045

Other Income (Expense):
Interest income	1,379	1,565	1,540	1,870	2,556
Interest expense	(5,378)	(4,785)	(4,603)	(4,419)	(5,506)
Debt extinguishments	—	—	—	(966)	(1,125)
Income from equipment sales or retirements, net	3,638	9,612	2,349	414	5,147
Derivative income (loss), net	79	(1,541)	(443)	2,624	1,749
Foreign currency transaction gains (losses), net	466	3,625	(1,714)	1,294	535
Marketable securities gains, net	2,749	743	2,411	1,250	2,191
Other, net	119	106	(15)	(747)	3

	3,052	9,325	(475)	1,320	5,550

Income (Loss) Before Taxes, Minority Interest and Equity Earnings in 50% or Less Owned Companies	(5,041)	1,488	3,408	9,958	6,595
Income Taxes	(1,502)	3,067	1,334	3,596	2,399

Income (Loss) Before Minority Interest and Equity Equity in 50% or Less Owned Companies	(3,539)	(1,579)	2,074	6,362	4,196
Minority Interest in Net (Income) Loss of Subsidiaries	5	(66)	(112)	(241)	(98)
Equity in Earnings of 50% or less Owned Companies	570	(85)	935	322	246

Net Income (Loss)	$(2,964)	$(1,730)	$2,897	$6,443	$4,344

Earnings Per Common Share:
Basic	$(0.16)	$(0.09)	$0.16	$0.34	$0.22
Diluted(1)	(0.16)	(0.09)	0.15	0.33	0.22
Weighted Average Common Shares Outstanding:
Basic	18,468	18,509	18,630	19,155	19,775
Diluted(1)	18,468	18,509	18,785	19,316	20,362
Common Shares Outstanding at Period End	18,533	18,581	18,729	18,793	19,615

(1)
Outstanding stock options and restricted stock have been excluded from the computation of diluted earnings per common share and diluted weighted average common shares for each of the three month periods ended March 31, 2004 and December 31, 2003 as the effect was anti-dilutive.

SEACOR Holdings Inc. and Subsidiaries
Supplemental Data
(unaudited)

	Three Months Ended
	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003
Balance Sheet Data, at period end (in thousands):
Cash, Securities, Construction Reserve Funds	$441,502	$438,131	$428,372	$431,796	$498,075
Total Assets	1,401,426	1,402,611	1,370,630	1,379,700	1,401,710
Total Long-term Debt	332,225	332,179	332,213	332,187	343,058
Stockholders' Equity	766,529	770,446	768,530	772,563	789,971
Operating Revenues by Segment (in thousands):
Offshore marine services	$66,292	$74,262	$81,194	$79,553	$81,107
Environmental services	16,392	11,732	10,625	15,551	6,137
Inland river services	8,576	10,728	7,247	5,044	4,840
Other	6,705	5,328	4,803	5,422	5,187
Intersegment eliminations	(1,991)	(1,094)	(635)	(411)	(411)

	$95,974	$100,956	$103,234	$105,159	$96,860

Operating Income (Loss) by Segment (in thousands):
Offshore marine services	$(4,378)	$(5,652)	$3,432	$5,286	$3,312
Environmental services	957	894	3,419	5,131	(399)
Inland river services	943	2,523	970	1,156	884
Other	(2,610)	(1,893)	(1,122)	(156)	(146)
Corporate expenses	(3,005)	(3,709)	(2,816)	(2,779)	(2,606)

	$(8,093)	$(7,837)	$3,883	$8,638	$1,045

Offshore Marine Vessels — Available Days(1):
Anchor handling towing supply -
Domestic	304	460	460	455	450
Foreign	724	890	1,012	1,001	1,058
Supply -
Domestic	790	831	920	1,026	1,260
Foreign	910	1,061	1,104	995	931
Towing -
Domestic	273	184	184	253	304
Foreign	1,026	1,095	1,196	1,140	1,245
Crew	6,188	6,321	6,699	6,654	6,843
Geophysical, freight and other	91	92	92	91	90
Mini-supply	2,730	2,760	2,760	2,730	2,700
Standby safety	1,911	1,871	1,840	1,820	1,818
Utility	—	2,581	3,253	3,417	3,428

	14,947	18,146	19,520	19,582	20,127

(1)
Excludes vessels that are bareboat chartered-out, vessels owned by corporations that participate in pooling arrangements with the Company, minority owned joint venture vessels and managed vessels.

SEACOR Holdings Inc. and Subsidiaries

Supplemental Data

(unaudited)

	Three Months Ended
	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003
Offshore Marine Vessels—Rates Per Day Worked:
Anchor handling towing supply—
Domestic	$15,888	$22,111	$20,095	$16,712	$17,668
Foreign	8,524	9,212	9,927	10,593	10,110
Supply—
Domestic	6,300	6,079	6,062	6,141	6,957
Foreign	9,067	8,860	8,926	9,615	9,443
Towing—
Domestic	6,055	6,091	6,093	6,290	6,424
Foreign	6,586	6,577	7,236	7,050	7,146
Crew	3,297	3,323	3,257	3,153	3,158
Geophysical, freight and other	—	—	—	—	—
Mini-supply	2,976	2,992	2,998	3,027	3,102
Standby safety	7,694	6,933	6,733	6,559	6,537
Utility	—	1,752	1,774	1,792	1,767
Offshore Marine Vessels—Utilization:
Anchor handling towing supply—
Domestic	68.2%	56.2%	65.9%	66.8%	67.9%
Foreign	61.5%	72.8%	81.9%	81.2%	88.9%
Supply—
Domestic	71.7%	50.5%	72.7%	58.4%	62.5%
Foreign	73.4%	86.1%	88.7%	93.9%	95.7%
Towing—
Domestic	56.7%	100.0%	100.0%	97.1%	94.3%
Foreign	67.4%	75.0%	82.7%	88.2%	82.0%
Crew	82.8%	78.5%	75.9%	79.9%	78.9%
Geophysical, freight and other	—	—	—	—	—
Mini-supply	81.7%	86.3%	91.6%	89.4%	86.8%
Standby safety	87.0%	90.3%	89.9%	89.5%	81.6%
Utility	—	52.4%	58.7%	56.7%	55.1%
Overall utilization	78.6%	75.1%	77.5%	77.8%	76.2%
Inland Barge Days(1)	44,929	44,219	37,648	25,571	23,063
Helicopter Flight Hours	5,750	5,422	5,131	5,889	5,061

(1)
Excludes barges managed by and joint ventured with the Company.

SEACOR Holdings Inc. and Subsidiaries
Supplementary Data
(unaudited)

	March 31, 2004
	Owned	Leased-in	Joint Ventured	Pooled/ Managed	Total	Dec. 31, 2003	Sep. 30, 2003	Jun. 30 2003	Mar. 31 2003
Offshore Marine Fleet Count:
Domestic—
Anchor handling towing supply	1	2	1	—	4	6	5	5	5
Crew	29	23	1	—	53	53	57	60	62
Geophysical, freight and other	—	—	—	—	—	1	1	1	1
Mini-supply	23	4	—	—	27	27	28	28	29
Standby safety	—	—	—	—	—	—	—	—	—
Supply	4	3	2	1	10	11	13	13	17
Towing	—	2	—	—	2	—	—	—	—
Utility	—	—	—	—	—	—	34	37	38

	57	34	4	1	96	98	138	144	152

Foreign—
Anchor handling towing supply	13	—	2	—	15	20	21	20	21
Crew	22	—	11	—	33	34	33	32	30
Geophysical, freight and other	1	—	1	—	2	3	1	1	1
Mini-supply	3	—	2	—	5	5	4	4	3
Standby safety	19	—	3	5	27	27	26	26	26
Supply	8	2	5	—	15	48	54	53	52
Towing	13	—	22	—	35	—	—	—	—
Utility	—	—	—	—	—	—	2	3	3

	79	2	46	5	132	137	141	139	136

Worldwide—
Anchor handling towing supply	14	2	3	—	19	26	26	25	26
Crew	51	23	12	—	86	87	90	92	92
Geophysical, freight and other	1	—	1	—	2	4	2	2	2
Mini-supply	26	4	2	—	32	32	32	32	32
Standby safety	19	—	3	5	27	27	26	26	26
Supply	12	5	7	1	25	59	67	66	69
Towing	13	2	22	—	37	—	—	—	—
Utility	—	—	—	—	—	—	36	40	41

	136	36	50	6	228	235	279	283	288

Inland Barges, domestic	382	180	6	224	792	784	735	559	562

Helicopters, domestic	23	18	—	1	42	40	36	36	36

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  Exhibit 99.1
SEACOR HOLDINGS ANNOUNCES FIRST QUARTER RESULTS
SEACOR Holdings Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share data, unaudited)
SEACOR Holdings Inc. and Subsidiaries Supplemental Data (in thousands, except per share data, unaudited)
SEACOR Holdings Inc. and Subsidiaries Supplemental Data (unaudited)
SEACOR Holdings Inc. and Subsidiaries Supplemental Data (unaudited)
SEACOR Holdings Inc. and Subsidiaries Supplementary Data (unaudited)